FLIR Systems Announces First Quarter 2012 Financial Results

PORTLAND, OR -- (Marketwire - April 27, 2012) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the first quarter ended March 31, 2012. Revenue was $348.5 million, down 7% compared to first quarter 2011 revenue of $376.0 million. Operating income in the first quarter was $68.3 million, compared to $76.3 million in the first quarter of 2011. First quarter 2012 net income was $48.1 million, or $0.31 per diluted share, compared with net income of $51.3 million, or $0.32 per diluted share in the first quarter a year ago. Cash provided by operations in the first quarter was $49.0 million. During the quarter, the Company repurchased 1 million shares of its common stock at an average price of $25.39 per share.

Revenue from the Company's Commercial Systems division increased 4% from the first quarter of 2011, to $202.3 million. Within the Commercial Systems division, revenue from the Thermal Vision and Measurement segment was $155.7 million, an increase of 7% over the first quarter results last year. Commercial Systems' Raymarine segment contributed $46.6 million of revenue during the first quarter, down 8% from the prior year.

Revenue from the Company's Government Systems division decreased 19% from the first quarter of 2011, to $146.1 million. Within the Government Systems division, revenue from the Surveillance segment was $114.6 million, a decrease of 24% from the first quarter of 2011. Revenue from Government Systems' Detection segment was $19.4 million, an increase of 8% compared to the first quarter of 2011. Government Systems' Integrated Systems segment contributed $12.2 million of revenue during the first quarter, a decrease of 5% from the prior year.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $457 million as of March 31, 2012, an increase of $2 million during the quarter. Backlog in the Government Systems division was $312 million, decreasing $2 million during the quarter. Backlog in the Commercial Systems division was $145 million, up $4 million during the quarter.

"While not up to our standards, first quarter performance was about as anticipated," noted Earl Lewis, President and CEO of FLIR. "A difficult market environment impacted our Government Systems business, but we successfully stabilized backlog as Government Systems orders equaled revenue for the quarter. Our Commercial Systems business was slow in the first quarter, however, we continue to expect improved results as we go through the year. It is clearly our task to improve in the future, and we believe these efforts will show in the second half of 2012."

Revenue and Earnings Outlook for 2012
Based on financial results for the first three months of 2012 and the outlook for the remainder of the year, FLIR is reaffirming its outlook for earnings per share for the full year 2012. Management expects net earnings to be in the range of $1.60 to $1.70 per diluted share, and revenue for the full year 2012 to be in the range of $1.55 billion to $1.65 billion.

Dividend Declaration
FLIR's Board of Directors has declared a quarterly cash dividend of $0.07 per share on FLIR common stock, payable June 8, 2012, to shareholders of record as of close of business on May 21, 2012.

Conference Call
FLIR has scheduled a conference call at 11:00 a.m. ET (8:00 a.m. PT) today to discuss its results for the quarter and year. A simultaneous webcast of the conference call may be accessed online from a link in the Upcoming Events section of www.FLIR.com/investor. A replay will be available after 2:00 p.m. ET (11:00 a.m. PT) at this same internet address. For a telephone replay, dial (855) 859-2056, Conference ID #72740597 after 2:00 p.m. ET. Summary first quarter and historical financial data, including segment details, may be accessed online from the Summary Financial Data section of www.FLIR.com/investor.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Earl Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2012" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                             FLIR SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2012         2011(1)
                                                 ------------  ------------

Revenue                                          $    348,452  $    375,969
Cost of goods sold                                    165,725       179,457
                                                 ------------  ------------
    Gross profit                                      182,727       196,512

Operating expenses:
  Research and development                             36,571        37,589
  Selling, general and administrative                  77,860        82,607
                                                 ------------  ------------
    Total operating expenses                          114,431       120,196

    Earnings from operations                           68,296        76,316

Interest expense                                        3,066           350
Interest income                                          (428)         (264)
Other income, net                                      (1,225)          852
                                                 ------------  ------------

    Earnings from continuing operations before
     income taxes                                      66,883        75,378

Income tax provision                                   18,058        23,772
                                                 ------------  ------------

    Earnings from continuing operations                48,825        51,606

Loss from discontinued operations, net of tax            (686)         (291)
                                                 ------------  ------------

    Net earnings                                 $     48,139  $     51,315
                                                 ============  ============

Basic earnings per share:
  Earnings from continuing operations            $       0.32  $       0.32
  Discontinued operations                               (0.00)        (0.00)
                                                 ------------  ------------
    Basic earnings per share                     $       0.31  $       0.32
                                                 ============  ============

Diluted earnings per share:
  Earnings from continuing operations            $       0.31  $       0.32
  Discontinued operations                               (0.00)        (0.00)
                                                 ------------  ------------
    Diluted earnings per share                   $       0.31  $       0.32
                                                 ============  ============

Weighted average shares outstanding:
  Basic                                               154,485       159,400
                                                 ============  ============
  Diluted                                             156,972       162,310
                                                 ============  ============

    (1) Amounts have been adjusted for the reclassification of certain discontinued operations to continued operations.

                             FLIR SYSTEMS, INC.

                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                                    March 31,   December 31,
                                                      2012          2011
                                                  ------------  ------------
                      ASSETS

Current assets:
  Cash and cash equivalents                       $    448,166  $    440,846
  Accounts receivable, net                             298,798       325,370
  Inventories                                          351,232       336,051
  Prepaid expenses and other current assets            117,964       104,285
  Deferred income taxes, net                            27,164        27,443
                                                  ------------  ------------
    Total current assets                             1,243,324     1,233,995

Property and equipment, net                            191,876       186,269
Deferred income taxes, net                              31,684        31,644
Goodwill                                               502,951       498,343
Intangible assets, net                                 164,390       164,440
Other assets                                            37,819        32,338
                                                  ------------  ------------
                                                  $  2,172,044  $  2,147,029
                                                  ============  ============

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $     77,026  $     84,190
  Deferred revenue                                      26,331        24,046
  Accrued payroll and related liabilities               44,389        49,475
  Accrued product warranties                            13,592        13,370
  Advance payments from customers                       12,296        13,219
  Accrued expenses                                      30,464        41,183
  Other current liabilities                              3,322         3,886
  Accrued income taxes                                     206         2,161
                                                  ------------  ------------
    Total current liabilities                          207,626       231,530

Long-term debt                                         247,976       247,861
Deferred income taxes                                   16,981        17,237
Accrued income taxes                                    21,501        17,537
Pension and other long-term liabilities                 57,222        53,835

Commitments and contingencies

Shareholders' equity                                 1,620,738     1,579,029
                                                  ------------  ------------
                                                  $  2,172,044  $  2,147,029
                                                  ============  ============

                             FLIR SYSTEMS, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands)(Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2012          2011
                                                 ------------  ------------

Cash Provided By Operating Activities:
Net earnings                                     $     48,139  $     51,315
Income items not affecting cash:
  Depreciation and amortization                        15,207        19,893
  Deferred income taxes                                    10           (65)
  Stock-based compensation arrangements                 5,535         6,288
  Other non-cash items                                 (5,406)        3,426
  Changes in operating assets and liabilities         (14,490)      (18,471)
                                                 ------------  ------------
Cash provided by operating activities                  48,995        62,386
                                                 ------------  ------------

Cash Used By Investing Activities:
  Additions to property and equipment, net            (12,935)       (4,267)
                                                 ------------  ------------
Cash used by investing activities                     (12,935)       (4,267)
                                                 ------------  ------------

Cash Used by Financing Activities:
  Repurchase of common stock                          (25,389)       (6,775)
  Dividends paid                                      (10,784)       (9,571)
  Proceeds from shares issued pursuant to stock-
   based compensation plans                               876         7,033
  Excess tax benefit of stock options exercised           338         1,592
  Other financing activities                              (44)          (24)
                                                 ------------  ------------
Cash used by financing activities                     (35,003)       (7,745)
                                                 ------------  ------------

Effect of exchange rate changes on cash                 6,263         6,718
                                                 ------------  ------------

Net increase in cash and cash equivalents               7,320        57,092
Cash and cash equivalents, beginning of year          440,846       193,137
                                                 ------------  ------------
Cash and cash equivalents, end of year           $    448,166  $    250,229
                                                 ============  ============

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com